Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Announces Acquisition of Kiddopotamus & Company

•                  Further Expands Product Offering in Nursery Care, Feeding,  and Travel Accessories Categories

•                  Expects Acquisition to be Accretive to Full Year 2008 Results

Woonsocket, RI, April 21, 2008 – Summer Infant, Inc. (“Summer Infant” or the “Company”) (Nasdaq: SUMR, SUMRW), today announced that, on April 18, 2008, it completed the acquisition of Kiddopotamus & Company (“Kiddopotamus”), a leading manufacturer and supplier of infant nursery, travel and feeding accessories headquartered in Stilwell, Kansas.

Kiddopotamus manufactures a broad range of infant safety, comfort and developmental products, including its SwaddleMe infant swaddling blankets, which are designed to reduce the risk of Sudden Infant Death Syndrome (“SIDS”), Snuzzler adjustable head and body supports for car seats and strollers, and TinyDiner portable placemats. In 2007, Kiddopotamus generated sales of approximately $13.0 million.  Chris Snedeker and Kristen Peterson, the co-founders of Kiddopotamus, will continue to manage the business, which will be incorporated into Summer Infant’s operations.

The purchase price, which was not disclosed, was funded through available cash and borrowings under Summer Infant’s new credit facilities and the issuance of unregistered shares of Summer Infant’s common stock.  On April 10, 2008, Summer Infant entered into two new secured credit facilities with Bank of America, including a $36.0 million working capital credit facility and a $10.0 million acquisition facility, both replacing its previous $30.0 million working capital facility.  Including the $4.0 million real estate loan that the Company has with Bank of America, the total capacity of its borrowing facilities is $50.0 million.

“Kiddopotamus represents another valuable addition to the Summer Infant team and product portfolio,” commented Mr. Jason Macari, Chief Executive Officer of Summer Infant. “We are very pleased to have Chris Snedeker and Kristen Peterson join our company, as their operational and product development experience at Kiddopotamus and industry expertise will contribute greatly to our team.  Over the past ten years, Kiddopotamus has grown its product offering and emerged as a brand of choice within its key categories.  We plan to build on this solid foundation by leveraging our vast distribution network and solid retail customer relationships to expand its product reach and take its operations to the next level.”

“Looking ahead, the acquisition of Kiddopotamus, along with the recent addition of Basic Comfort, broadens our brand presence in several key high-growth categories, including infant nursery, travel and feeding accessories.  We expect the acquisitions of these companies, which generated combined revenues of approximately $23.0 million in 2007, to significantly contribute to our sales growth in 2008 and beyond. Similar to our recent Basic Comfort acquisition, we also anticipate realizing meaningful cost synergies and expect the acquisition of Kiddopotamus to be accretive in 2008.”

Summer Infant intends to update its full year 2008 financial guidance to reflect both the acquisitions of Kiddopotamus and Basic Comfort on its first quarter 2008 earnings conference call.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related nursery, health and safety products, booster and potty seats, soft goods, bouncers, strollers, travel accessories, highchairs and swings.

Forward Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These forward-looking statements relate to information or assumptions about the acquisition of Basic Comfort, Inc., benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding the future expectations, beliefs, goals or prospects of the Company. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855